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                                                                   EXHIBIT 11

EARNINGS PER SHARE

(Amounts in thousands, except per share data)

The factors used in the earnings per share computation follow.

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


Basic
   Net income                                           $      549    $      484
                                                        ==========    ==========
   Weighted average common share outstanding             1,911,779     1,872,674
                                                        ==========    ==========

   Basic earnings per common share                      $     0.29    $     0.26
                                                        ==========    ==========
Diluted
   Net income                                           $      549    $      484
                                                        ==========    ==========
   Weighted average common shares outstanding
     for basic earnings per common share                 1,911,779     1,872,674

   Add:  Dilutive effects of assumed exercises
     of stock options                                       54,543        15,635
                                                        ----------    ----------
   Average share and dilutive potential common share     1,966,322     1,888,309
                                                        ==========    ==========
Diluted earnings per common share                       $     0.28    $     0.26
                                                        ==========    ==========

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